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                                                                       EXHIBIT 5



                                 April 13, 2004



Hanover Direct, Inc.
115 River Road, Building 10
Edgewater, New Jersey 07020

Ladies and Gentlemen:

      We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), by Hanover Direct, Inc., a Delaware corporation (the "Company"), relating to an aggregate of 2,700,000 shares of the Company's Common Stock, par value $.662/3 par value per share (the "Common Stock"), to be issued upon the exercise of options granted pursuant to the Stock Option Agreement made as of December 5, 2000 by the Company in favor of Thomas C. Shull, as amended by Amendment No. 1 thereto dated as of September 1, 2002 (collectively, the "Stock Option Agreement"). Certain of the terms of the options are governed by the provisions of the Employment Agreement dated as of September 1, 2002 between Thomas C. Shull and the Company and Amendment No. 3 to Employment Agreement effective as of August 3, 2003 between Thomas C. Shull and the Company (collectively, the "Employment Agreement"). The Stock Option Agreement and the Employment Agreement are collectively referred to herein as the "Agreement."

      We have examined originals or copies authenticated to our satisfaction of such corporate records and other documents, and we have made such examinations of law and fact, as we have deemed necessary or appropriate in order to render the opinions hereinafter expressed. In such examinations we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of all such copies. We express no opinion as to any laws other than the Delaware General Corporation Law.

      In rendering the opinion set forth below, we have assumed that (a) no option granted under the Agreement has an exercise price that is below the par value of the shares of Common Stock at the time of exercise or (b) the shares issued pursuant to the options granted under the Agreement are issued from shares of Common Stock held in treasury by the Company and such treasury shares, when originally issued by the Company, were fully-paid for.

      Based upon the foregoing, we are of the opinion that the shares of Common Stock being registered pursuant to the Registration Statement, when issued and paid for in accordance with the terms of the Agreement, will be validly issued, fully paid and non-assessable.
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      We consent to the filing of this opinion as an exhibit to the Registration
Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                Very truly yours,

                                /s/ Brown Raysman Millstein Felder & Steiner LLP